EXHIBIT 1.2

BARRACUDA NETWORKS, INC.

                             , 2013

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

One Bryant Park

New York, New York 10036

Re:	Barracuda Networks, Inc. Reserved Share Program

Ladies and Gentlemen:

Reference is made to the Underwriting Agreement dated                      , 2013 (the “Underwriting Agreement”) among Barracuda Networks, Inc. (the “Company”), the selling stockholders and the Underwriters listed in Schedule I to the Underwriting Agreement. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Underwriting Agreement.

As part of the offering contemplated by the Underwriting Agreement, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) has agreed to reserve out of the shares of the Company’s Common Stock, $0.001 par value per share (“Shares”), set forth opposite its name on Schedule I to the Underwriting Agreement, up to              Shares for sale to certain persons designated by the Company (“Invitees”), as set forth in the Prospectus under the heading “Underwriting” (the “Reserved Share Program”). The Shares to be sold by Merrill Lynch pursuant to the Reserved Share Program (the “Reserved Shares”) will be sold by Merrill Lynch pursuant to the Underwriting Agreement at the public offering price. Any Reserved Shares not orally confirmed for purchase by such Invitees by 8:00 a.m. Eastern Time on the first business day after the date of the Underwriting Agreement will be offered directly to the public by Merrill Lynch as set forth in the Prospectus.

In order to induce Merrill Lynch to conduct the Reserved Share Program, and in addition to and without limiting the representations, warranties, covenants and agreements of the Company contained in the Underwriting Agreement, the Company hereby agrees with Merrill Lynch as follows:

1. The Company represents and warrants to Merrill Lynch that (i) the Registration Statement, the Prospectus, any preliminary prospectus or Issuer Free Writing Prospectus comply, and any further amendments or supplements thereto will comply, in all material respects with any applicable laws or regulations of foreign jurisdictions in which the Registration Statement, the Prospectus, any preliminary prospectus or Issuer Free Writing Prospectus, as amended or supplemented, if applicable, are distributed in connection with the Reserved Share Program, and that (ii) no authorization, approval, consent, license, order, registration or qualification of or with any government, governmental instrumentality or court, other than such as have been obtained, is necessary under the securities laws and regulations of foreign jurisdictions in which the Reserved Shares are offered or sold outside the United States in connection with the Reserved Share Program.

2. The Company covenants with Merrill Lynch that the Company will comply with all applicable securities and other applicable laws, rules and regulations in each foreign jurisdiction in which the Reserved Shares are offered or sold in connection with the Reserved Share Program.

3. The Company will pay all costs and expenses of the Underwriters, including the fees and expenses of Merrill Lynch’s counsel, in connection with matters related to the Reserved Share Program and all stamp duties, similar taxes or duties or other taxes, if any, incurred by the Underwriters in connection with the Reserved Share Program.

4. In connection with the offer and sale of the Reserved Shares, the Company agrees to indemnify and hold harmless the Underwriters, their affiliates and selling agents and each person, if any, who controls any Underwriter within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act, from and against any and all loss, liability, claim, damage and expense (including, without limitation, any legal or other expenses reasonably incurred in connection with defending, investigating or settling any such action or claim), as incurred, (i) arising out of the violation of any applicable laws or regulations of foreign jurisdictions where Reserved Shares have been offered; (ii) arising out of any untrue statement or alleged untrue statement of a material fact contained in any prospectus wrapper or other material prepared by or with the consent of the Company for distribution to Invitees in connection with the offering of the Reserved Shares or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (iii) caused by the failure of any Invitee to pay for and accept delivery of Reserved Shares which have been orally confirmed for purchase by any Invitee by 8:00 a.m. Eastern Time on the first business day after the date of the Underwriting Agreement; or (iv) related to, or arising out of or in connection with, the offering of the Reserved Shares.

5. The Company has not offered, or caused the Representatives to offer, Reserved Shares to any person with the specific intent to unlawfully influence (i) a customer or supplier of the Company or any of its affiliates to alter the customer’s or supplier’s level or type of business with any such entity or (ii) a trade journalist or publication to write or publish favorable information about the Company or any of its affiliates, or their respective businesses or products.

6. The Company hereby agrees that it will ensure that the Reserved Shares will be restricted as required by FINRA or the FINRA rules from sale, transfer,

assignment, pledge or hypothecation for a period of three months following the date of this Agreement. Merrill Lynch will notify the Company as to which persons will need to be so restricted. At the request of Merrill Lynch, the Company will direct the transfer agent to place a stop transfer restriction upon such securities for such period of time. Should the Company release, or seek to release, from such restrictions any of the Reserved Shares, the Company agrees to reimburse Merrill Lynch for any reasonable expenses (including, without limitation, legal expenses) it incurs in connection with such release.

7. This Agreement is for the benefit of Merrill Lynch and each of the Underwriters and is enforceable to the same extent as if fully set forth in the Underwriting Agreement.

8. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

9. This Agreement may be executed in one or more counterparts and, when a counterpart has been executed by each party, all such counterparts taken together shall constitute one and the same agreement.

Very truly yours, Barracuda Networks, Inc.

By:
Name:
Title:

Accepted as of the date hereof: Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:
Name:
Title: